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                                                                     Exhibit 5.1



[LOGO OF MARRIOTT]

Marriott International, Inc.                      Marriott Drive
Corporate Headquarters                            Washington, D.C.  20058
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                                                  Joseph Ryan
                                                  Executive Vice President and
                                                  General Counsel
                                                  301/380-7553
                                                  301/380-6727 Fax
                                                  Internet:
                                                  joe.ryan@marriott.com


July 31, 2001

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland  20817

Ladies and Gentlemen:

We have acted as counsel for Marriott International, Inc., a Delaware corporation (the "Company"), in connection with (1) the issuance and sale by the Company of $470,000,000 aggregate principal amount at maturity of Liquid Yield Option(TM) Notes due 2021 (the "LYONs") in May, 2000 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), the shares of the Company's $1.00 par value common stock issuable upon conversion of the LYONs (the "Shares"), and preferred stock purchase rights attached to the Shares (the "Rights"), each as described in a Registration Statement on Form S-3 (the "Registration Statement") with respect to the offer and sale by the several holders of the LYONs (the "Selling Holders") to be filed with the Securities and Exchange Commission under the Act; and (2) the filing of the Registration Statement.

As the basis for the opinions expressed below, we have examined, among other things, such federal and state laws and such documents, certificates, telegrams, and corporate and other records, and made such inquiries as to questions of fact of officers of the Company, as we have deemed necessary or appropriate for the purposes of giving the opinions expressed below.

The opinions set forth herein are subject to the following assumptions and qualifications:

(a) at the time any of the LYONs are offered or sold, (1) the Registration Statement will be effective or the LYONs will be sold in a transaction exempt from the requirements of the Act, and (2) all applicable "Blue Sky" and state securities laws will have been complied with;

(b) the Indenture between the Company and The Bank of New York, as Trustee, dated as of May 8, 2001, as now or hereafter supplemented, under which the LYONs were issued (the "Indenture"), shall have been qualified under the Trust Indenture Act of 1939, as amended; and

(c) The LYONs shall have been duly executed, authenticated, and delivered against payment therefor.
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Marriott International, Inc.
Page 2

Based on and subject to the foregoing, it is our opinion that:

(1) the LYONs are legally issued, fully paid, non-assessable, legal, valid and binding obligations of the Company;

(2) the Shares, when issued in accordance with the terms of the Indenture, will be legally issued, fully paid and non-assessable; and

(3) the Rights, when issued in accordance with the terms of the Amended and Restated Rights Agreement, dated as of August 9, 1999 between the Company and The Bank of New York, as Rights Agent, will be legally issued.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the name of the undersigned in the Prospectus being a part of the Registration Statement.

Very truly yours,

MARRIOTT INTERNATIONAL, INC.
LAW DEPARTMENT



By:      /s/ Joseph Ryan
         --------------------------------------------
         Joseph Ryan
         Executive Vice President and
         General Counsel